FURON COMPANY DEFERRED COMPENSATION PLAN
                   (As Amended and Restated
                   Effective February 1, 1998)


                    ARTICLE I.
                     PURPOSE

1.1 Establishment of the Plan. Effective as of January 1, 1993, Furon Company, a California corporation, established the Furon Company Deferred Compensation Plan (the "Plan"). This amendment and restatement of the Plan is effective as of February 1, 1998.
1.2 Purpose of the Plan. The purpose of the Plan is to permit participating employees of Furon Company and its Subsidiaries to defer the payment of all or part of their annual salary and certain bonuses that they may earn. The opportunity to elect such deferrals is provided in order to help the Company attract and retain key employees who appreciate the tax flexibility and other advantages of such a deferral program.
1.3 Duration of the Plan. Subject to prior termination by law or by the Board of Directors of Furon Company pursuant to the right of termination it has reserved under Section 5.9 hereof, the Plan shall continue in effect indefinitely.
1.4 Definitions. Whenever the following words and phrases are used in the Plan, with the first letter capitalized, they shall have the meanings specified below:

     "Account" or "Accounts" shall mean a Participant's Deferral
     Account and/or Stock Account.

     "Beneficiary" or "Beneficiaries" shall have the meaning set forth in Section 5.2.

     "Board of Directors" or "Board" shall mean the Board of Directors of the Corporation.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Committee" shall mean the committee appointed in accordance with Section 2.1 which shall administer the Plan.

     "Common Stock" shall mean the common stock, without par value, of the Corporation, subject to adjustment pursuant to Section 4.4(b)(4).

     "Company" shall mean the Corporation and its Subsidiaries.

     "Corporation" shall mean Furon Company, a California corporation, and any successor corporation.

     "Deferral Account" shall mean the bookkeeping account maintained by the Committee for each Participant that (1) is credited with
     (i) deferrals elected pursuant to Section 4.1(a), (ii) the amounts that the Participant elects to defer to such account pursuant to Section 4.1(b), (iii) transfers elected by the Participant from his or her Stock Account, and (iv) earnings
or
     losses (determined with reference to the deemed investments selected by the Participant) with respect to amounts credited to
     such account; and (2) is debited for (i) payments from such account, and (ii) transfers to the Participant's Stock
Account.

     "Deferred Share" shall mean a non-voting unit of measurement which is deemed solely for bookkeeping purposes under the
Plan to
     be equivalent to one outstanding share of Common Stock
(subject
     to Section 4.4(b)(4)).

     "Distribution Subaccounts" shall mean the subaccount of a Participant's Deferral Account and/or Stock Account
established
     separately to account for deferred compensation which is subject to different distribution elections.

     "Dividend Equivalent" shall mean the amount of cash dividends or other cash distributions paid by the Corporation on that number of shares of Common Stock equal to the number of Deferred
Shares
     credited to a Participant's Stock Account as of the applicable record date for the dividend or other distribution, which amount shall be credited in the form of additional Deferred Shares to the Participant's Stock Account, as provided in Section
     4.4(b)(2).

     "Eligible Employee" shall mean any officer or employee of the
     Company.

     "ERISA" shall mean the Employee Retirement Income Security
Act
     of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of
1934, as
     amended from time to time.

     "Fair Market Value" shall mean on any date the closing price of the Common Stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal securities exchange or market on which the Common Stock is so
     listed, admitted to trade, or quoted on such date, or, if there is no trading of (or no available closing price of) the Common
     Stock on such date, then the closing price of the Common
Stock as
     quoted on such Composite Tape on the next preceding date on which there was trading in such shares. If the Common Stock is not so listed, admitted or quoted, the Committee may designate such other exchange, market or source of data as it deems appropriate
     for determining such value for purposes of the Plan.

     "Participant" shall mean any Eligible Employee who has been selected by the Committee in accordance with Section 3.1 to participate in the Plan.

     "Plan" shall mean the Furon Company Deferred Compensation
Plan
     set forth herein, now in effect, or as amended from time to time.

     "Plan Year" shall mean the 12 consecutive month period beginning
     January 1 each year and ending the following December 31.

     "Stock Account" shall mean a bookkeeping account maintained by the Committee for each Participant that (1) is credited with Deferred Shares with respect to (i) the amounts that the Participant elects to defer to such account pursuant to
Section
     4.1(b), (ii) the deferrals elected by the Participant pursuant to
     Section 4.1(c), (iii) transfers elected by the Participant from his or her Deferral Account, and (iv) Dividend Equivalents
(if
     any); and (2) is debited with Deferred Shares with respect to (i)
     payments or distributions from such account, and (ii) transfers to the Participant's Deferral Account.

     "Subsidiary" shall mean any corporation or other entity of which more than 50% of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

     "Trust Price" shall mean, for any calendar quarter, the average price paid (or received) by the trustee of the Furon Company Employee Benefits Trust to acquire (or sell) Common Stock in the
     30-day period following such quarter. If the trustee made no purchases (or sales) during such period, the Trust Price shall be the volume-weighted average price of the Common Stock on the New
     York Stock Exchange for such period.

                         ARTICLE II.  ADMINISTRATION

2.1 Committee. The Committee shall be appointed by, and serve at the pleasure of, the Board of Directors. Any member of the
     Board of Directors and/or officer or employee of the Company may be appointed as a Committee member. The number of members comprising the Committee shall be determined by the Board which
     may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by
     delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

2.2 Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the
Committee.
     Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to
     the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a
     Participant. The Chairman or any other member or members of the
     Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

2.3 Powers and Duties of the Committee. The Committee, on behalf of the Participants and their Beneficiaries, shall enforce
     the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
          (1)  To select the funds or portfolios available for
               the deemed investment of Deferral Accounts;
          (2)  To construe and interpret the terms and provisions
of
               the Plan;
          (3) To compute and certify to the Corporation the amount and kind of benefits payable to Participants and their Beneficiaries, and to determine the time and manner in
               which such benefits are paid;
          (4) To maintain all records that may be necessary for the
               administration of the Plan;
          (5) To provide for the disclosure of all information and the filing or provision of all reports and statements to
               Participants, Beneficiaries or governmental agencies as
               shall be required by law;
          (6) To make and publish such rules for the regulation of the
               Plan and procedures for the administration of the Plan as
               are not inconsistent with the terms hereof;
          (7) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection
               with the administration of the Plan as the Committee may
               from time to time prescribe;
          (8) To authorize all disbursement by the Corporation pursuant to the Plan; and
          (9)  To direct any Corporation grantor trust
established with
               respect to the Plan (but the Committee's powers and
               duties shall not extend to the Furon Company
Employee
               Benefits Trust) concerning the performance of various
               duties and responsibilities under the related trust agreement.
2.4 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of the Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Corporation, its Subsidiaries and any
Participant
     or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

2.5 Information. To enable the Committee to perform its functions, the Corporation shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their death or other cause of
     termination, and such other pertinent facts as the Committee may require.

2.6 Compensation, Expenses and Indemnity. The members of the Committee shall serve without compensation for their services
     hereunder. The Committee is authorized at the expense of the
     Corporation to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.
Expenses
     and fees in connection with the administration of the Plan shall be paid by the Corporation. To the extent permitted by applicable state law, the Corporation shall indemnify and save
     harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of
     the Corporation against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct.
This
     indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Corporation or provided by the Corporation under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

2.7 Quarterly Statements. Under procedures established by the Committee, a Participant shall receive a statement with respect
     to such Participant's Accounts as soon as administratively practicable following the end of each calendar quarter.

                         ARTICLE III.  PARTICIPANTS

3.1 Participants. The Committee shall determine and designate from the class of Eligible Employees those individuals who are
     eligible to elect deferrals under the Plan. To be selected for participation by the Committee, an Eligible Employee must have significant responsibility for the management, direction and/or success of the Company as a whole or a particular business unit thereof. The Committee shall limit the class of Participants to a select group of management or highly compensated employees, as set forth in Sections 201, 301, and 401 of ERISA.

                           ARTICLE IV.  DEFERRALS

4.1  Deferrals.

     (a) Salary Deferrals. Each Participant may elect to defer any portion of his regular salary, but only to the extent that his compensation (including salary, bonus amounts and taxable
          payments of deferred compensation) payable during the Plan Year exceeds the Social Security Wage Base for old age and survivors benefits for that year. Any such election must be entered into between the Participant and the Corporation by filing a deferred compensation agreement form with the Corporation on or before the
          December 1 prior to the beginning of the Plan Year for which the deferral is to be effective. Salary reductions and Company deferrals shall be made throughout the year based on the amount by which a Participant's compensation for the year is expected to exceed such Wage Base. Compensation which a Participant elects to defer pursuant to this Section 4.1(a) shall be credited to the
          Participant's Deferral Account in accordance with
Section 4.4(a).

     (b) Cash Bonus Deferrals. Each Participant who is eligible for the Company's Economic Value Added Plan (the "EVA
Plan") may
          elect to defer the payment of all or a portion of his cash bonus to be earned during the current fiscal year, but only to the extent that his compensation projected to be payable for the following Plan Year (including salary, bonus amounts and taxable payments of deferred compensation) exceeds the Social
Security
          Wage Base for old age and survivors benefits for such following year. Any such election must be entered into between the
          Participant and the Corporation by filing a deferred compensation agreement form with the Corporation prior to October 1 of the fiscal year for which the bonus is to be earned
(December 14,
          in the case of bonuses earned for fiscal year that begins in
          1992). A Participant may elect on his or her cash bonus
          election to have a specified percentage of the cash bonus
          that he or she elects to defer credited to his or her Stock Account in the form of Deferred Shares in accordance
          with Section 4.4(b). The remaining portion of any deferred cash bonus not credited to the Participant's Stock
Account
          in accordance with the preceding sentence (or, if no Deferred Share election is made on the Participant's cash bonus deferral election, the entire amount of the cash
          bonus deferred pursuant to such election) will be credited to the Participant's Deferral Account in accordance with
          Section 4.4(a).

     (c) Stock Bonus Deferrals. Each Participant who is eligible for the EVA Plan may elect to defer the delivery of all or a
          portion of the Common Stock that he or she would otherwise receive under such plan, but only to the extent that his
          compensation projected to be payable for the following Plan Year (including salary, bonus amounts and taxable payments of deferred compensation) exceeds the Social Security Wage Base for old age and survivors benefits for such following year. Any such election must be entered into between the Participant and the
Corporation by
          filing a deferred compensation agreement form with the Corporation on or before the October 1 prior to the beginning of
          the Plan Year for which the deferral is to be effective. If a
          Participant elects to defer the delivery of Common
Stock pursuant
          to this Section 4.1(c), such Common Stock shall be credited in the form of Deferred Shares to the Participant's Stock
Account in
          accordance with Section 4.4(b).

     (d) Withholding Limitation. No election shall be effective to reduce the salary, bonus, or other compensation payable to a
          Participant for a calendar year to an amount which is less than the amount that the Company is required to withhold from such person's compensation for such calendar year for purposes of federal, state and local (if any) income tax, employment tax
          (including without limitation Federal Insurance
Contributions Act
          (FICA) tax), and other tax withholdings.

4.2 Deferral Procedures. If a deferral is elected, the election shall be irrevocable and shall be made on a form and in a manner
     prescribed by the Committee. The deferral shall authorize appropriate tax withholding measures in accordance with
     Section 5.7. The Committee shall not permit any deferral to be elected on a date that is after the time that a bonus or award to which the election relates has become substantially earned and determinable. If a Participant has not elected a deferral, any compensation that may become payable to the Participant shall be paid in accordance with the Company's normal practices. A deferral election shall be effective only with respect to the
     Plan Year with respect to which it is made.

4.3 Deferral Options. If a deferral is elected, the Participant's period of deferral shall end with the
Participant's
     termination of employment with the Company for any reason (including, without limitation, retirement, death, permanent disability, resignation or termination by the Company). In addition, the Participant shall have the right to elect on his or
     her deferral election that amounts deferred pursuant to such election shall become payable, in the absence of the occurrence
     of an event described in the preceding sentence, upon the expiration of 5, 10, 15 or 20 years following the original deferral.

4.4 Accounts. The Corporation shall establish a Deferral Account and a Stock Account for each Participant. Accounts shall
     reflect the Corporation's obligation to pay the deferred amount as provided in Section 4.7. The Corporation may establish separate Distribution Subaccounts under each of a
Participant's
     Accounts.

     (a)  Deferral Account.

          (1) Amounts deferred pursuant to Section 4.1 to a Participant's Deferral Account shall be credited in the form
          of cash to such Account as of the end of the month in which such amounts would have otherwise, in the absence of a deferral election, been paid to the Participant.

          (2) Assumed earnings (or losses) shall be credited to the
          Participant's Deferral Account at the end of each calendar qarter in the form of cash and shall be calculated based on the
          Participant's Deferral Account balance as of the first day of that quarter. The Committee may provide that deemed earnings (or losses) shall be credited more frequently than quarterly. The
          Corporation shall select, from time to time, two or more
          investment funds which shall be used for purposes of determining the amount of assumed earnings (or losses) to be credited to
          Participants' Deferral Accounts. Each Participant shall be notified of the funds available for selection, and then may designate, on a form and in the manner prescribed by the
          Committee, percentages of his or her Deferral Account which shall be credited with earnings or losses that equal or "mirror" the appreciation or depreciation in the funds to which such percentages of his or her Deferral Account have been identified.
          Each Participant shall be entitled to change the percentages of his or her Deferral Account identified, on a form and in the manner prescribed by the Committee, to any of the investment funds as of the first day of each calendar quarter, provided that notice is received by the Committee at least two weeks in advance of such date. The Committee may, at any time and without notice, change the number, types and/or particular funds offered.

          (3) As of the end of each fiscal year of the Corporation, the
          Deferral Account of any Participant that has increased in value during such year as a result of the crediting of deemed earnings or losses shall be decreased, in accordance with procedures adopted for the purpose by the Committee, by the incremental marginal tax rate applicable to the Corporation for such year.

     (b)  Stock Account.

          (1) A Participant's Stock Account shall be credited once
          each year. As soon as administratively practicable following the close of the calendar quarter in which stock bonuses are or would be paid under the EVA Plan, a Participant's Stock
Account shall
          be credited with a number of Deferred Shares equal to the sum of
          (i) the number of EVA Plan bonus shares that would otherwise have been paid at the end of such calendar quarter to the Participant that the Participant elected to defer in accordance with Section
          4.1(c), and (ii) the portion of the Participant's cash bonus deferred to such account during the preceding EVA Plan year in accordance with Section 4.1(b) divided by the Trust
Price for
          such first calendar quarter.

          (2) As soon as administratively practicable following the close of the first calendar quarter of each year, the Participant's
          Stock Account shall be credited with additional
Deferred Shares
          in an amount equal to the amount of the Dividend
Equivalents
          representing cash dividends paid during the preceding four quarters on that number of shares equal to the aggregate Deferred
          Shares in the Participant's Stock Account as of the beginning of the second quarter of the previous year, divided by the Trust
          Price for such first calendar quarter.

          (3) A Participant's Stock Account shall be a memorandum account on the books of the Corporation. The Deferred Shares credited to a Participant's Stock Account shall be used solely as a device for the determination of the number of shares of Common
Stock to
          be eventually distributed to such Participant in accordance with the Plan. The Deferred Shares shall not be treated as property or as a trust fund of any kind. No Participant shall be entitled to any voting or other stockholder rights with respect to
          Deferred Shares granted or credited under the Plan.
The number
          of Deferred Shares credited (and the Common Stock to which the
          Participant is entitled under the Plan) shall be subject to adjustment in accordance with Section 4.4(b)(4).


          (4)  If any stock dividend, stock split,
recapitalization,
          merger, consolidation, combination or other reorganization, exchange of shares, sale of all or substantially all of the assets of the Corporation, split-up, split-off, extraordinary redemption, liquidation or similar change in capitalization or any distribution to holders of the Corporation's Common
Stock
          (other than cash dividends and cash distributions) shall occur, proportionate and equitable adjustments consistent with the effect of such event on stockholders generally (but without duplication of benefits if Dividend Equivalents are credited)
          shall be made in the number and type of shares of Common Stock or other securities, property and/or rights contemplated hereunder and of rights in respect of Deferred Shares and Stock
Accounts
          credited under the Plan so as to preserve the benefits intended.

          (c) Transfers. Effective as of the end of the first calendar quarter in each year, a Participant may elect: (i) to have the
          Committee reduce the number of any Deferred Shares allocated to his or her Stock Account and credit to such Participant's
          Deferral Account an amount equal to the Trust Price for such quarter of the same number of shares of Common Stock as the number of Deferred Shares so deducted; or (ii) to have the
          Committee reduce the amount of cash credited to his or her
          Deferral Account and credit a number of Deferred Shares to such
          Participant's Stock Account, which number of Deferred
Shares
          shall be determined by dividing the cash amount of the Participant's Deferral Account that he or she has elected to
          transfer by the Trust Price for such quarter. Any such election shall be filed with the Committee at least 20 days prior to the end of the applicable quarter on a form and in a manner prescribed by the Committee. A transfer election shall not
          affect the crediting of Deferred Shares pursuant to Section
          4.4(b)(1) with respect to deferrals during the preceding EVA Plan year.

          The transfers described in the preceding paragraph shall first be allowed as of the end of the first calendar
          quarter in 1999. The Committee may, in its sole discretion, allow Participants a special opportunity during 1998 to elect a similar transfer according to procedures established by the
          Committee. The Trust Price applicable to such transfers shall be the Trust Price for the quarter in which such transfer is
          allowed.

4.5 Discretionary Investment by Corporation. The deferred amounts to be paid to Participants are an unfunded obligation of
     the Corporation. The Committee may annually direct that an amount equal to the deferred amounts for that year shall be invested by the Corporation as the Committee, in its sole discretion, shall determine. Prior to the applicability of
     Section 4.6, the Committee may in its sole discretion determine that all or some portion of an amount equal to the deferred amounts shall be paid into one or more grantor trusts that may be
     established by the Corporation for the purpose of providing a potential source of funds to pay Plan benefits. Moreover, such payment of previously deferred amounts to a grantor trust shall be required in connection with Change in Control to the extent required by Section 4.6(e). The Committee may designate an investment advisor to direct the investment of funds that may be
     used to pay benefits, including the investment of the assets of any grantor trusts hereunder.

4.6 Change in Control. In the Event of a Change in Control (as defined below), the following rules shall apply:

     (a) All Participants shall continue to have a fully vested, nonforfeitable interest in their Account balances.

     (b) Deferrals of amounts payable for the current year or a period ending with the end of the current year shall continue in
          accordance with existing elections and shall apply from the normal payment dates for the amounts deferred.

     (c) The assumed earnings pursuant to Section 4.4(a) following a
          Change in Control shall be determined on the basis of the
          calculation formula and options in effect just prior to the
          Change in Control and shall be compounded at intervals no less frequent than those being used just prior to the Change in
          Control.

     (d) All payments of deferred amounts following a Change in Control shall be made as follows:

          (1) Payments that have already commenced shall continue to be made no less rapidly than under the schedule in effect just prior to the Change in Control.

          (2) Payments that have not yet commenced shall be made in a cash lump sum at the earliest possible payment date
               under the normal rules for benefit commencement pursuant to Section 4.3 as in effect on the day before
               the day of the Change in Control and shall be in an
               amount equal to the full Account balance on such date (for purposes of this paragraph, the value of
Deferred
               Shares shall equal the Fair Market Value of a share
               of Common Stock on the day before the Change in Control).

     (e) If the Corporation has established a grantor trust in connection with the Plan, the Corporation shall continue to make
          any required payments to that trust in accordance with its funding rules as in effect prior to the Change in Control.

     (f) A Participant's termination of employment for purposes of the Plan shall be deemed to include (but shall not be limited
          to) any event (such as a constructive discharge) giving the
          Participant the right to receive salary continuation or other severance benefits following a Change in Control, as determined under any plan, program, or agreement covering the Participant that is in effect at the time of the Change in Control. For purposes of the Plan, a "Change in Control" means any of the
          following:

          (1)  The dissolution or liquidation of the Corporation;

          (2) The merger, consolidation, or other reorganization of the
               Corporation with or into one or more entities which are not
               Subsidiaries, as a result of which 50% or less of the
               outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former
               shareholders of the Corporation;

          (3) The sale or transfer of substantially all of the Corporation's business and/or assets to a person or entity which is not a Subsidiary; or

          (4) any "person", alone or together with all "affiliates and "associates" of such person is or becomes (a) an "Acquiring Person" as defined in the Rights Agreement, originally dated as of March
21,
               1989, by and between the Corporation and The Bank of New York, successor Rights Agent, or
               (b) the "beneficial owner" of 20% or more of the outstanding voting securities of the Corporation (the terms "person", "affiliates", "associates"
and
               "beneficial owner" are used as such terms are used in the Exchange Act and the General Rules and Regulations thereunder); provided, however, that a "Change in Control" shall not be deemed to have occurred if such "person" is the Corporation, any Subsidiary or any employee benefit plan or employee
               stock plan of the Corporation or of any
Subsidiary,
               or any trust or other entity organized,
established
               or holding shares of such voting securities by, for
               or pursuant to, the terms of any such plan; or

          (5) individuals who at the beginning of any period of two
               consecutive calendar years constitute the Board cease
               for any reason, during such period, to constitute at
               least a majority thereof, unless the election, or the
               nomination for election by the Corporation's shareholders, of each new Board member was approved by a vote of at
               least three quarters of the Board members then still in office who were Board members at the beginning of such period.

     If the approval of the shareholders of the Corporation for any of the occurrences set forth in subsections (1) through (5) is obtained prior to such occurrence, then such shareholder approval
     shall constitute the event.

     A Change of Control shall occur on the first day on which any of the preceding conditions has been satisfied. However, notwithstanding the foregoing, this Section 4.6 shall not apply
     to any Participant who alone or together with one or more other persons acting as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of securities of the Corporation, triggers a "Change in Control"
     within the meaning of paragraphs (1) and (2) above.

4.7 Payment of Deferred Amounts. A Participant shall have a fully vested, nonforfeitable interest in his or her Account balance at all times. However, vesting does not confer a right
     to payment. Upon the expiration of the deferral period selected by the Participant, the Corporation shall pay to such Participant
     (or to the Participant's Beneficiary, in the case of the Participant's death), the Participant's benefits in the form of:

     (a)  a single lump sum, or

     (b) substantially equal installments payable not less frequently than annually over a 5, 10, 15 or 20 year period, as selected by the Participant.

     The form of payment (lump sum or number of installments) shall be as specified by the Participant on his compensation deferral agreement and shall be irrevocable, with respect to deferrals for
that year, once made. A Participant's Deferral Account shall be paid in the form of cash, with cash payment equal to the balance of the Participant's Deferral Account, plus any assumed earnings on his or her Deferral Account (determined by the Committee pursuant to Section 4.4) on the outstanding Deferral Account balance to the date of distribution. Deferred Shares credited to a Participant's Stock Account shall be distributed in an equivalent number of whole shares of Common Stock; provided that the Committee may, in its sole discretion, pay Deferred Shares in the form of cash or may give Participants the ability to elect shares or cash. The Common Stock to be delivered shall be shares owned by the Corporation or any Corporation grantor trust which were acquired through purchase on the open market. Fractional share interests shall be settled in cash. Unless payment has commenced in accordance with an election under Section 4.3, payment (or distribution of any shares in respect of Deferred Shares) shall commence or be made in January of the year following the
Participant's retirement, death, permanent disability, resignation or other termination of employment, provided that with respect to a Participant who retires with advance notice in December or January, the Committee, in its discretion, may direct that payment shall commence or be made on the December 31 nearest the retirement date, on the January 31 following the retirement date or in January of the year following retirement.

     The cumulative amount by which the assumed earnings of a participant's Deferral Account has been reduced to reflect the
     Corporation's incremental marginal tax rate in prior years shall represent a bonus pool that shall be distributed to such participant. Each payment of deferred compensation to a participant or beneficiary under this plan shall be accompanied
     by a payment of a share from this pool that shall equal the net total amount of such reductions (adjusted by the amount of any previous bonus payments from the under this paragraph) times the ratio of assumed earnings being distributed to total assumed earnings that remain to be paid at the time of payment. For this
     purpose, assumed earnings will be considered distributed first, before deferral amounts.

4.8 Acceleration of Payment of Deferred Amounts. The Committee, in its discretion, may accelerate the payment of the unpaid balance of a Participant's Account in the event of the Participant's retirement, death, permanent disability, resignation or termination of employment, or upon its determination that the Participant (or his Beneficiary in the
     case of his death) has incurred a severe, unforeseeable financial hardship creating an immediate and heavy need for cash that cannot reasonably be satisfied from sources other than an accelerated payment from the Plan. The Committee in making its
     determination may consider such factors and require such information as it deems appropriate.

                           ARTICLE V.
                        GENERAL PROVISIONS

5.1 Unfunded Obligation. The deferred amounts to be paid to Participants pursuant to the Plan are unfunded obligations of the
     Corporation. Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights,
     claims, or interest in any specific property or assets of the
     Company or any Company grantor trust.  Except as provided in
     Section 4.6, the Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to
and
     beneficial ownership of any investments including grantor trust investments which the Committee has determined and directed the
     Corporation to make to fulfill obligations under the Plan shall at all times remain the general, unpledged, unrestricted assets of the Corporation. At the time a Participant's period of deferral ends, the Corporation may direct that the
Participant's
     Plan benefits be paid directly from a Corporation grantor trust in lieu of payment from other Corporation assets. Any investments and the creation or maintenance of any trust or Accounts shall not create or constitute a trust or a fiduciary
     relationship between the Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his
or
     her creditors in any assets of the Company whatsoever. The Participants shall have no claim for any changes in the value of
     any assets which may be invested or reinvested by the Corporation in an effort to match its liabilities under the Plan. The Corporation's obligation under the Plan shall be merely that of
     an unfunded and unsecured promise of the Corporation to pay money in the future, and the rights of the Participants and beneficiaries shall be no greater than those of unsecured general
     creditors.

5.2 Beneficiary. The term "Beneficiary" shall mean the person or persons to whom payments are to be paid pursuant to the terms
     of the Plan in the event of the Participant's death. A Participant may designate a Beneficiary on a form provided by the
     Committee, executed by the Participant, and delivered to the Committee. The Committee may require the consent of the Participant's spouse to a designation relating to a marital property interest of the spouse if the designation specifies
a
     Beneficiary other than the spouse. A Participant may change a
     Beneficiary designation at any time. If no Beneficiary is designated, if the designation is ineffective, or if the Beneficiary dies before the balance of the Account is paid, the
     balance shall be paid to the Participant's surviving spouse, or if there is no surviving spouse, to the Participant's estate.

5.3 Receipt or Release. Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of
     the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Company, and any trustee of any Company grantor trust. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

5.4 Incapacity of Participant or Beneficiary. Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until
     the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent or a minor, for whom a guardian or other person legally vested with the care of his person or estate has been
     appointed; provided, however, that if the Committee finds that any person to whom a benefit is payable under the Plan is unable to care for his or her affairs because of incompetency, or because he or she is a minor, any payment due (unless a prior
     claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, a brother or sister, or to any person or institution considered by the Committee to have incurred expense for such person otherwise entitled to payment. To the extent permitted by law, any such payment so made shall be a complete discharge of liability therefor under the Plan.

     If a guardian of the estate of any person receiving or claiming benefits under the Plan is appointed by a court of competent jurisdiction, benefit payments may be made to such guardian provided that proper proof of appointment and continuing
     qualification is furnished in a form and manner acceptable to the
     Committee. In the event a person claiming or receiving benefits under the Plan is a minor, payment may be made to the custodian of an account for such person under the Uniform Gifts to Minors
     Act. To the extent permitted by law, any such payment so made shall be a complete discharge of any liability therefor under the
     Plan.

5.5 Nonassignment. The Corporation shall pay all amounts payable hereunder only to the person or persons designated by the
     Plan and not to any other person or corporation. No part of a
     Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge,
     encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such
     distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest
     in such manner as the Committee shall direct.

5.6 No Right to Continued Employment. Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Company, nor shall the Plan interfere in any way with the right of the Company to terminate
     the employment of such Participant at any time without assigning any reason therefor.

5.7 Withholding Taxes. The Company may satisfy any state or federal employment tax withholding obligation with respect to
     compensation deferred under the Plan by deducting such amounts from any compensation payable by the Company to the Participant.
     There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the
     Company in respect to any payment or distribution of shares under the Plan. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes. As a condition precedent to the payment of any benefits under the Plan, if the Company (for any reason) elects not to (or cannot) satisfy the withholding obligation from the amounts otherwise payable under the Plan, the Participant shall pay
or
     provide for payment in cash of the amount of any taxes which the
     Company may be required to withhold with respect to the benefits hereunder.

5.8 Claims Procedure and Arbitration. A person who believes that he or she is being denied a benefit to which he or she is
     entitled under the Plan (hereinafter referred to as "Claimant")
     may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Company's then principal executive offices.
     Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional
     ninety (90) days for special circumstances. If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood
     by the Claimant, setting forth: (i) the specified reason or reasons for such denial, (ii) the specific reference to pertinent
     provisions of the Plan on which such denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and (v) the time
     limits for requesting a review set forth below.

     Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review its determination. Such request must be addressed to the Committee at the Company's then
     principal executive offices. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request
     a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Company's determination.
     Within sixty (60) days after the Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, in
     manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision
and
     containing specific references to the pertinent provisions of the
     Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review. Following a Change in Control of the Corporation (as determined
     under Section 4.6) the claims procedure shall include the following arbitration procedure.

     Since time will be of the essence in determining whether any payments are due to the Participant under the Plan following a Change in Control, a Participant may submit any claim for payment to arbitration as follows: On or after the second day
     following the termination of the Participant's employment or other event triggering a right to payment), the claim may be filed orally with an arbitrator of the Participant' choice
and
     thereafter the Corporation shall be notified orally. The arbitrator must be:

     (a) a member of the National Academy of Arbitrators or one who currently appears on arbitration panels issued by the Federal
          Mediation and Conciliation Service or the American
Arbitration
          Association; or

     (b) a retired judge of the State in which the claimant is a resident who served at the appellate level or higher.
The
          arbitration hearing shall be held within 10 days (or as soon thereafter as possible) after filing of the claim unless the
          Participant and the Corporation agree to a later date.
No
          continuance of said hearing shall be allowed without the mutual consent of the Participant and the Corporation.
Absence from or
          nonparticipation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion upon deciding he or she has heard sufficient evidence
          to satisfy issuance of an award. In reaching a decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of the Plan, but instead is limited to interpreting the Plan. The arbitrator's award shall be rendered as expeditiously as possible, and in no event, later than seven days after the close of the hearing. If the arbitrator finds that any payment is due to the
Participant from
          the Corporation, the arbitrator shall order the Corporation to pay that amount to the Participant within 48 hours after the decision is rendered. The award of the arbitrator shall be final and binding upon the Participant and the Corporation.
Judgment
          upon the award rendered by the arbitrator may be entered in any court in any State of the United States. In the case of any arbitration regarding this Agreement, the Participant shall be awarded the Participant's costs, including attorney's fees. Such fee award may not be offset against the deferred compensation due hereunder. The Corporation shall pay the arbitrator's fee and all necessary expenses of the hearing, including stenographic reporter if employed.

5.9 Termination and Amendment. The Board may from time to time amend, suspend or terminate the Plan, in whole or in part, and if
     the Plan is suspended or terminated, such board may reinstate any or all of its provisions. No amendment, suspension or termination may impair the right of a Participant or a designated
     Beneficiary to receive the deferred compensation benefit accrued prior to the effective date of such amendment, suspension or termination in accordance with the terms of the Plan at such prior time. The Committee may however, in connection with the
     termination of this Plan and in its sole discretion, elect to accelerate the distribution of benefits and pay benefits in the form of a lump sum rather than installments. Following a Change in Control, as defined in Section 4.6, the change in control provisions of such section and arbitration provisions of
Section
     5.8 may not be changed.

5.10 Applicable Law. The Plan shall be construed and governed in accordance with applicable federal law and, to the extent not
     preempted by such federal law, the laws of the State of California. If any provisions of this instrument shall be held
     by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to
     be fully effective.

5.11 Compliance with Laws.   The Plan and the offer, issuance and
     delivery of shares of Common Stock and/or the payment of money through the deferral of compensation under the Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, agency or any regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Any securities delivered under the
Plan
     shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the
     Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.

5.12 Plan Construction. It is the intent of the Corporation that transactions pursuant to the Plan satisfy and be interpreted in a
     manner that satisfies the applicable requirements of Rule
16b-3
     promulgated under the Exchange Act ("Rule 16b-3") so that, to the extent elections are timely made, the crediting of Deferred Shares, the distribution of shares of Common Stock and any other
     event with respect to Deferred Shares under the Plan will be entitled to the benefits of Rule 16b-3 or other exemptive rules
     under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.

5.13 Headings, etc. Not Part of Plan. Headings and subheadings in the Plan are inserted for convenience of reference only
and
     are not to be considered in the construction of the provisions hereof.